Exhibit 3


                            PARTICIPATION AGREEMENT

                             (Opt-Out Partnership)

            PARTICIPATION AGREEMENT dated as of July 16, 2002 (this "Agreement") by and between Matlin Patterson Global Opportunities Partners L.P. (f/k/a CSFB Global Opportunities Partners, L.P.), a Delaware limited partnership (the "Delaware Partnership"), and Matlin Patterson Global Opportunities Partners B, L.P. (the "Opt-Out Partnership", and together with the Delaware Partnership, the "Partnerships"), permit the Delaware Partnership to own and manage the Investments in which the Opt-Out Investors have an interest as determined under the Fifth Amended and Restated Agreement of Limited Partnership of the Delaware Partnership, dated July 1, 2002, as such agreement may be amended from time to time (the "Delaware Partnership Agreement").

                             Preliminary Statement

            This Agreement sets forth the terms and conditions on which the Opt-Out Partnership will participate in, and be a beneficial owner of, a portion of certain Investments held by the Delaware Partnership.

            Each of the Partnerships is a private investment fund managed by Matlin Patterson Global Advisers LLC (the "Investment Adviser"). The Opt-Out Investors are limited partners of the Delaware Partnership who, in connection with the Spin-off of the Investment Professionals of the Investment Adviser from CSFB, elected not to participate in future Investments (other than Convertible Investments) and to receive the Proceeds of their share of existing Investments as such Investments are realized and Proceeds become available. The General Partner of the Delaware Partnership used its authority under the Delaware Partnership Agreement to transfer the Opt-Out Investors to the Opt-Out Partnership on the date hereof.

            This Agreement is being entered into as a convenience to permit the Delaware Partnership to own and manage the Investments in which the Opt-Out Investors have an interest, as determined under the Delaware Partnership Agreement without the additional expense and administrative burden of transferring the ownership (or partial ownership) of Investments between the Delaware Partnership and the Opt-Out Partnership.

            1. Definitions. Capitalized terms not defined herein shall have the meanings given to them in the Delaware Partnership Agreement.

            2. Participations.

                  (a) In consideration for the Opt-Out Investors becoming limited partners in the Opt-Out Partnership, the Delaware Partnership as of the date of this Agreement, hereby agrees to sell to the Opt-Out Partnership, and the Opt-Out Partnership agrees to purchase from the Delaware Partnership, without further action, a participation interest (each a "Participation") in the Delaware Partnership's right, title and interest in each Opt-Out Asset. The amount of the Opt-Out Partnership's Participation in each Opt-Out Asset shall equal, at all times, its Pro Rata Share (as defined below) of such Opt-Out Asset.

            "Opt-Out Asset" means each investment (including expenses related to such investment) of the Delaware Partnership listed on Schedule A hereto, whether such investment is in the form of debt or equity securities, commodities, currencies, loans, derivatives, trade claims, short positions or any other type of asset acquired or held by the Delaware Partnership for investment purposes, together with all interest, dividends, income distributions and other earnings in respect of each such Opt-Out Asset and cash, to the extent the Opt-out Partnership has provided cash to the Delaware Partnership, or an Opt-Out Asset has been liquidated; provided that any asset of the Delaware Partnership from which an Opt-Out Investor was excluded from participating shall not be an Opt-Out Asset.

            The Opt-Out Partnership's "Pro Rata Share" of each Opt-Out Asset shall be a fraction (expressed as a percentage), the numerator of which is the amount of the aggregate Capital Commitments of the Opt-Out Investors and the denominator of which is the Overall Capital Commitments.

                  (b) Each Opt-Out Asset shall be held by the Delaware Partnership in its own name but, to the extent of the Opt-Out Partnership's interest therein, subject to the Opt-Out Partnership's rights with respect thereto, as herein set forth.

                  (c) The Opt-Out Partnership shall have no direct interest in any Opt-Out Asset except that, as a participant, the Opt-Out Partnership shall participate, based upon its Pro Rata Share of each such Opt-Out Asset, in any and all benefits, payments, recoveries and any other amounts received by the Delaware Partnership from or in connection with the Opt-Out Assets.

                  (d) The Delaware Partnership shall not reinvest the Proceeds of any Opt-Out Asset, except to the extent assets attributable to Opt-Out Investors may be reinvested under the Delaware Partnership Agreement, and the Delaware Partnership shall either distribute such Proceeds to the Opt-Out Partnership (or to the Opt-Out Investors on behalf of the Opt-Out Partnership) or apply such Proceeds to reserves or to pay expenses and management fees as required under the Delaware Partnership Agreement.

                  (e) As soon as practicable after the Last Closing Date, the Opt-Out Partnership's Pro Rata Share of each Opt-Out Asset shall be transferred to the Opt-Out Partnership.

            3. Manner of Payment. The Opt-Out Partnership shall deposit with, or otherwise make available to, the Delaware Partnership, cash to fund the Opt-Out Partnership's Participation in each Opt-Out Asset in an amount equal to the cost of the Opt-Out Partnership's Pro Rata Share of such Opt-Out Asset.

            4. Relationship of Parties. The Delaware Partnership neither is nor shall be deemed to be a fiduciary of, or otherwise have a trust relationship with, or be an agent of, the Opt-Out Partnership in connection with this Agreement or any transaction contemplated herein, and the Delaware Partnership shall have no obligation, duty or responsibility to the Opt-Out Partnership except as expressly set forth herein. Each Participation in an Opt-Out Asset sold hereunder shall constitute an assignment, without recourse to the Delaware Partnership, of an undivided interest in and to such Opt-Out Asset. This Agreement shall not be construed as a loan by the Opt-Out Partnership to the Delaware Partnership. Nothing in this Agreement shall be construed as creating a partnership, joint venture, association, syndicate, unincorporated business or other separate entity.

            5. Obligations Absolute. The obligations of the Opt-Out Partnership hereunder shall be absolute, unconditional and irrevocable and shall be paid and performed strictly in accordance with the terms hereof.

            6. Delivery of Documents and Information.

                  (a) Unless prohibited from doing so by any document governing any Opt-Out Asset (each, a "Document"), the Delaware Partnership will furnish to the Opt-Out Partnership (i) a copy of each material financial statement, subscription agreement, transfer agreement or tax form the Delaware Partnership receives from time to time pursuant to any Document and (ii) a copy of each amendment or other modification of, or waiver or consent granted in connection with, any Document.

                  (b) Failure of the Delaware Partnership to provide any information referred to in the foregoing subsection (a) above shall not result in any liability of the Delaware Partnership or excuse the Opt-Out Partnership from the performance of any of its obligations hereunder.

            7. Modification of Documents, Etc. The Delaware Partnership may (in its sole discretion), without the approval or consent of the Opt-Out Partnership, (a) agree to any amendment or other modification of any Document, and (b) exercise or refrain from exercising any right or remedy the Delaware Partnership may have under any Document.

            8. Limitation on the Liability of the Delaware Partnership.

                  (a) The Delaware Partnership shall not be liable to the Opt-Out Partnership for any error in judgment or for any action taken or omitted to be taken by the Delaware Partnership, except for gross negligence, willful misconduct, fraud or bad faith of the Delaware Partnership. Subject to the preceding sentence, the Delaware Partnership will exercise the same care in administering the Opt-Out Partnership's interest in each Opt-Out Asset as the Delaware Partnership exercises with respect to each such Opt-Out Asset for its own account and risk, and the Delaware Partnership shall have no further responsibility to the Opt-Out Partnership. Without limiting the foregoing, the Delaware Partnership may rely on the advice of counsel concerning legal matters and on any written communication or telephone conversation which it believes to be genuine and correct and to have been signed, sent or made by the proper person or persons.

                  (b) The Delaware Partnership makes no representation or warranty in connection with, and assumes no responsibility for, the financial or other condition of any borrower or company to which an Opt-Out Asset relates, or other party to any Document or the performance of the obligations of any such Person under any Document, or for the due execution, authenticity, validity, enforceability or collectibility of any thereof. The Delaware

Partnership shall have no duty to file any document relating to any collateral or to maintain any such filing. The Delaware Partnership shall have no obligation to make any claim on, or assert any lien upon or assert any setoff against any property held by. it. The Delaware Partnership may make loans or otherwise extend credit to, or purchase equity in, and generally engage in any kind of investment business with, any borrower or other person obligated in respect of an Opt-Out Asset, or any bank that may have originated a loan or acquired an Opt-Out Asset (if the originator or acquirer (as applicable) is not the Delaware Partnership).

            9. Independent Investigation. The Opt-Out Partnership represents that it has entered into this Agreement on the basis of its own credit evaluation, the Delaware Partnership has not made any representations or warranties to the Opt-Out Partnership, except as otherwise set forth herein, and no act hereafter taken by the Delaware Partnership, including, without limitation, any review of the affairs of any Borrower or any other party to any Document, shall be deemed to constitute any representation or warranty by the Delaware Partnership to the Opt-Out Partnership. The Opt-Out Partnership represents and warrants to, and agrees with, the Delaware Partnership that it has made and will continue to make, independently and without reliance upon the Delaware Partnership or counsel to the Delaware Partnership and based on such documents and information as it deems appropriate, (A) its own appraisal of and investigation into the operations, financial condition, creditworthiness, affairs, status and nature of each Borrower and other party to any Document, and (B) its own decision to enter into this Agreement and to take any action hereunder.

            10. Existing Agreements. The parties hereto acknowledge that Hemisphere Global Opportunities, Ltd. is the general partner of the Delaware Partnership and Matlin Patterson Global Partners LLC is the general partner of the Opt-Out Partnership, and agree that notwithstanding anything to the contrary contained in this Agreement, this Agreement shall not be deemed to modify, supercede, amend or otherwise effect the duties and obligations of the general partners, or their successors under partnership agreements of either Partnership.

            11. Indemnification. The Opt-Out Partnership agrees to indemnify and hold harmless the Delaware Partnership for the Opt-Out Partnership's respective Pro Rata Share of any and all liabilities, claims, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever (collectively, "Losses") which may be imposed on, incurred by or asserted against the Delaware Partnership in connection with an Opt-Out Asset.

                  The Delaware Partnership hereby agrees that, in the event it incurs any Losses which are not related to an Opt-Out Asset in which the Opt-Out Partnership has a Participation under this Agreement, it will not hold the Opt-Out Partnership liable for any of the foregoing.

                  This section 11 shall survive termination of this Agreement.

            12. Notices. Unless otherwise specified herein, all notices and other communications provided for hereunder shall be in writing and shall be mailed, by certified or registered mail, postage prepaid (return receipt requested), telecopied, telexed, telegraphed or delivered, to such party at its address or at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this section. All such notices and other communications shall be effective (a) if mailed, when received or three days after mailing, whichever is earlier; (b) if telegraphed, when delivered to the telegraph company; (c) if telecopied, when transmitted; (d) if telexed, when the appropriate answerback has been received; or (e) if delivered, upon delivery.

            13. Termination. This Agreement shall terminate upon the transfer of all the Opt-Out Assets as provided in section 2(e) hereof and/or distribution of all Proceeds of all Opt-Out Assets to the Opt-Out Investors.

            14. Miscellaneous. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New York.

            IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized officers as of the date above first written.

                           MATLIN PATTERSON GLOBAL OPPORTUNITIES PARTNERS L.P.

                           By:  Hemisphere Global Opportunities, Ltd.,
                                In its capacity as General Partner of Matlin
                                Patterson Global Opportunities Partners L.P.

                           By: /s/ Marty Brandt
                              ------------------------------------------------
                              Name:  Marty Brandt
                              Title: Director

                           MATLIN PATTERSON GLOBAL OPPORTUNITIES PARTNERS B,
                           L.P.

                           By:  Matlin Patterson Global Partners LLC,
                                In its capacity as the General Partner of
                                Matlin Patterson Global Opportunities Partners B, L.P.

                           By: /s/ Mark R. Patterson
                              ------------------------------------------------
                                Name:   Mark R. Patterson
                                Title:  Director